EXHIBIT 10.3

FORM OF
STOCK OPTION [AND/OR STOCK APPRECIATION RIGHT] AWARD AGREEMENT
FOR PENSECO FINANCIAL SERVICES CORPORATION
2008 LONG-TERM INCENTIVE PLAN

This Award Agreement is provided to [insert name] (the “Participant”) by Penseco Financial Services Corporation (the “Company”) as of [insert date] (the “Date of Grant”), the date the Committee granted the Participant the Stock Option [and/or Stock Appreciation Right] under the Penseco Financial Services Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”), subject to the terms and conditions of the 2008 Plan and this Award Agreement:

1.	Award:	You have been granted a [Non-Statutory Stock Option, Incentive Stock Option and/or Stock Appreciation Right] referred to in this Agreement as your "Award").

2.	Number of Shares Subject to Your Award:	[number] shares of Common Stock, subject to adjustment as may be necessary pursuant to 7.3 of the 2008 Plan.

3.	Date of Grant:	[date]

4.	Exercise Price:	[$_______] per share (fair market value of Common Stock on Date of Grant).

Unless sooner vested in accordance with Section 2 of the Terms and Conditions (attached hereto) or otherwise in the discretion of the Committee, your Award shall vest (become exercisable) in accordance with the following schedule:

Number of Shares Available for Exercise	Vesting Date

IN WITNESS WHEREOF, Penseco Financial Services Corporation, acting by and through the Committee, has caused this Award Agreement to be executed as of the Date of Grant set forth above.

PENSECO FINANCIAL SERVICES CORPORATION

By:
On behalf of the Committee

Accepted by Participant:

__________________________
[Insert Name]

__________________________
Date

TERMS AND CONDITIONS

1.
Date of Grant of Award.  The Date of Grant, Exercise Price and number of shares subject to your Award are stated on page 1 of this Award Agreement.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2008 Plan.

2.
Vesting.  Your Award shall vest (become exercisable) in accordance with the vesting schedule shown on page 1 of this Award Agreement.  Notwithstanding the vesting schedule on page 1, your Award will also vest and become exercisable upon a Change in Control.

3.
Term of Award and Limitations on Right to Exercise.  The term of your Award will be for a period of ten (10) years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Date of Grant (the “Expiration Date”).  To the extent not previously exercised, the vested portion of your Award will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)	Three (3) months after the termination of your employment or service for any reason other than your death, Disability, or Cause.

(b)	Twelve (12) months after termination of your employment or service by reason of Disability or death.

(c)	At the end of the remaining original term of your Award if your employment or service is involuntarily terminated other than for “cause” (as determined by the Committee) following a Change in Control.

4.	Exercise of your Award. You may exercise your Award by providing:

(a)	a written notice of intent to exercise to [name] at the address and in the form specified by the Committee from time to time; and

(b)
payment to the Company in full for the shares subject to the exercise of a Stock Option (unless the exercise is a cashless exercise).  Payment for the shares can be made in cash, Company common stock (“stock swap”), a combination of cash and Company common stock, by means of a cashless exercise (if permitted by the Committee), or a reduction in the number of shares deliverable pursuant to the Award (if permitted by the Committee).

5.
Beneficiary Designation.  You may, in a manner determined by the Committee, designate a beneficiary to exercise your rights under the 2008 Plan and to receive any distribution with respect to this Award upon your death.

6.
Withholding.  The Company or any affiliate has the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any federal, state, and local (if any) withholding taxes and employment taxes (i.e., FICA and FUTA) subject to your Award.

7.
Limitation of Rights.  This Award does not confer on you or your beneficiary designated pursuant to Paragraph 5 any rights as a shareholder of the Company unless and until the shares are in fact issued in connection with the exercise of an Award.  Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company or any affiliate to terminate your employment or service at any time, nor confer upon you any right to continue in the service of the Company or any affiliate.

8.
Restrictions on Transfer and Pledge.  You may not pledge, encumber, or hypothecate your right or interest in this Award to or in favor of any party other than the Company or an Affiliate, and this Award shall not be subject to any lien, obligation, or liability of the Participant to any other party other than the Company or an Affiliate.  You may not assign or transfer this Award other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the 2008 Plan; provided, however, that the Committee may (but need not) permit other requested transfers.  Only you or any permitted transferee may exercise this Award during your lifetime.

9.
Plan Controls.  The terms contained in the 2008 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2008 Plan.  In the event of any actual or alleged conflict between the provisions of the 2008 Plan and the provisions of this Award Agreement, the provisions of the 2008 Plan will control.

10.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2008 Plan.

11.
Severability.  If any one or more of the provisions contained in this Award Agreement is invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in this Award Agreement.